Exhibit 5.1

REEDER & SIMPSON PC
ATTORNEYS AT LAW

P.O. Box 601	Telephone: 011-692-625-3602
RRE Commercial Center	Facsimile: 011-692-625-3602
Majuro, MH 96960	Email: dreeder@ntamar.net
r.simpson@simpson.gr

Baltic Trading Limited
299 Park Avenue, 12th Floor
New York, New York 10171

                   , 2012

Re: Baltic Trading Limited (the “Company”)

Ladies and Gentlemen:

We are licensed to practice law in the Republic of the Marshall Islands (the “RMI”), and are members in good standing of the Bar of the RMI.  We have acted as special RMI counsel to the Company, a RMI corporation and in such capacity we have assisted in the preparation and filing by the Company of a shelf Registration Statement on Form S-3 (the “Registration Statement”), with the Securities and Exchange Commission (the “Commission”), under the Securities Act of 1933, as amended (the “Securities Act”), in respect to the contemplated issuance by the Company from time to time of up to US$500,000,000.00, aggregate public offering price of (i) debt securities (the “Debt Securities”), which may be issued pursuant to an indenture (the “Indenture"), as amended or supplemented from time to time, between the Company and the trustee named in the Indenture,  (ii) shares of preferred stock of the Company,  par value $0.01 per share (the “Preferred Stock”), (iii) shares of common stock of the Company, par value $0.01 per share (the “Common Stock”) and related stock purchase rights (the “Purchase Rights”) associated with the Common Stock, all of which Rights are to be issued pursuant to that certain Shareholder Rights Agreement, dated as of October 24, 2011 (as amended, the “Shareholder Rights Agreement”), by and between the Registrant and Mellon Investor Services LLC, a New Jersey limited liability company operating with the service name BNY Mellon Shareowner Services, as rights agent (the “Rights Agent”), (iv) warrants to purchase securities of the Company (the “Warrants”), (v) rights to purchase securities of the Company (“Rights”), (vi) units by the Company comprised of any of the foregoing (the “Units”), (vii) shares of Preferred Stock represented by depositary shares and evidenced by depositary receipts (the “Depositary Shares”), each of which will represent a fractional share or multiple shares of Preferred Stock and (viii) purchase contracts for the purchase and sale of securities (the “Purchase Contracts”, and, together with the Debt Securities, the Warrants, the Rights, the Units, the Depositary Shares and the Purchase Contracts, the “Securities”), for the purpose of rendering an opinion that relates to the application and interpretation of  RMI law.

In rendering this opinion, we have reviewed copies of the following documents:

I.	the Registration Statement;

II.	the form of Indenture, which is governed by the laws of the State of New York;

III.	the organizational and governing documents of the Company; and

IV.	the Shareholder Rights Agreement.

           In addition, although we have searched the statutory laws of the RMI and have examined such certificates, records, authorizations, and proceedings (as to factual matters) that we have deemed relevant, our knowledge of factual matters will be limited to those matters of which we have actual knowledge.  The opinions hereinafter expressed are subject to the constitutionality and continued validity of all RMI statutes and laws relied upon us in connection therewith.  We express no opinion as to matters governed by, or the effect or applicability of any laws of any jurisdiction other than the laws of the RMI which are in effect as of the date hereof.  This opinion speaks as of the date hereof, and it should be recognized that changes may occur after the date of this letter which may effect the opinions set forth herein.  We assume no obligation to advise the parties, their counsel, or any other party seeking to rely upon this opinion, of any such changes, whether or not material, or of any other matter which may hereinafter be brought to our attention.

Based upon the foregoing, and subject to the qualifications, limitations and assumptions set forth herein, we are of the opinion that:

1. The Shareholder Rights Agreement and the Purchase Rights have been duly authorized by the Company.

2. Upon the fixing of the designations, relative rights, preferences and limitations of any series of Preferred Stock by the Board of Directors of the Company and any proper and valid filing with the authorities of the RMI of a statement setting forth a copy of the resolution of the Board of Directors of the Company establishing such series of Preferred Stock and the number of shares of such Preferred Stock to be issued, all in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws, and upon the approval of the Board of Directors of the Company of the specific terms of issuance, all necessary corporate action on the part of the Company will have been taken to authorize the issuance and sale of such series of Preferred Stock proposed to be sold by the Company, and when such shares of Preferred Stock are issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange in accordance with the terms of any such Security that has been duly authorized, issued, paid for and delivered, such shares will be validly issued, fully paid and non-assessable.

3.  The shares of Common Stock, when the terms of the issuance and sale thereof have been duly approved by the Board of Directors of the Company in conformity with the Company’s Amended and Restated Articles of Incorporation and By-laws  and when issued and delivered against payment therefor in accordance with the applicable agreement or upon conversion or exchange of any Security that has been duly authorized, issued, paid for and delivered, will be validly issued, fully paid and non-assessable, and the Purchase Rights, when issued in accordance with the Shareholder Rights Agreement, will be legally issued.

4. The Company has the authority, pursuant to its Amended and Restated Articles of Incorporation and By-laws, to issue the Securities, provided that the Common Stock or Preferred Stock into which such Securities are convertible or for which such Securities may be exercised does not exceed the authorized number of shares of Common Stock or Preferred Stock as set forth in the Company’s Amended and Restated Articles of Incorporation and By-laws. When the terms relating to any of the Securities have been duly adopted and established in accordance with applicable law and the Articles of Incorporation, such Securities will be duly authorized by the Company and, when issued in accordance with the applicable supplemental indenture, warrant agreement, rights agreement, deposit agreement, purchase contract agreement, or unit agreement governing such Securities, will be legally issued.

Our opinion with respect to the Purchase Rights is subject to the following qualifications:

(a)   We have assumed that the Shareholder Rights Agreement has been duly authorized, executed, and delivered by the Rights Agent, and that the members of the board of directors of the Registrant have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Shareholder Rights Agreement.

(b)   We express no opinion as to the determination a court of competent jurisdiction may make regarding whether the board of directors of the Registrant would be required to redeem or terminate, or take other action with respect to, the Purchase Rights at some future time based on the facts and circumstances existing at that time.

(c)   Our opinion addresses the Purchase Rights and the Shareholder Rights Agreement in their entirety and not any particular provision of the Purchase Rights or the Shareholder Rights Agreement, and we express no opinion whether the invalidity of any particular provision of a rights agreement or of rights issued thereunder would result in invalidating in their entirety such rights.

We hereby authorize the addressee of this opinion to file it as an exhibit to the Registration Statement and consent to the reference to us under the captions “Legal Matters” in the prospectus that is a part of the Registration Statement, without admitting that we are an “expert” within the meaning of the Securities Act or the rules and regulations of the Commission thereunder with respect to any part of the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of said Act.  Kramer Levin Naftalis & Frankel LLP may rely on this opinion for purposes of rendering a legality opinion to the Company in connection with the Registration Statement.

Sincerely,

Dennis J. Reeder
Reeder & Simpson PC